As filed with the U.S. Securities and Exchange Commission on March 1, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Roku, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	26-2087865
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

150 Winchester Circle

Los Gatos, California 95032

(408) 556-9040

(Address of principal executive offices) (Zip code)

Roku, Inc. 2017 Equity Incentive Plan

Roku, Inc. 2017 Employee Stock Purchase Plan

(Full titles of the plans)

Stephen H. Kay

General Counsel and Secretary

Roku, Inc.

150 Winchester Circle Los Gatos, California 95032

(408) 556-9040

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Mark P. Tanoury John T. McKenna Seth J. Gottlieb Alex K. Kassai Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	David Y. Oh Roku, Inc. 150 Winchester Circle Los Gatos, California 95032 (408) 556-9040

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share
– 2017 Equity Incentive Plan	5,715,087 (2)	$40.84 (4)	$233,404,153.08	$29,058.82
– 2017 Employee Stock Purchase Plan	991,567 (3)	$34.71 (5)	$34,417,290.57	$4,284.96
Total	6,706,654		$267,821,443.65	$33,343.78

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Roku, Inc. (“Roku”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Roku’s Class A common stock.
(2)	Represents 4,957,835 additional shares of Class A common stock available for issuance as a result of the annual evergreen increase on January 1, 2018 under Roku’s 2017 Equity Incentive Plan (the “2017 Plan”) and 757,252 additional shares available for issuance in connection with the termination or cancellation of options granted under the 2008 Equity Incentive Plan.
(3)	Represents 991,567 additional shares of Class A common stock available for issuance as a result of the annual evergreen increase on January 1, 2018 under Roku’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”).
(4)	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of $40.84, the average of the high and low prices of Roku’s Class A common stock as reported on The Nasdaq Global Select Market on February 27, 2018.
(5)	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of 85% of $40.84, the average of the high and low prices of Roku’s Class A common stock as reported on The Nasdaq Global Select Market on February 27, 2018. Pursuant to the 2017 ESPP, which plan is incorporated by reference herein, the purchase price of the shares of common stock will be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the last day of the offering period.

EXPLANATORY NOTE

2017 Equity Incentive Plan

The 2017 Equity Incentive Plan (the “2017 Plan”) of Roku, Inc. (“Roku”) provides that the total number of shares reserved for issuance under the 2017 Plan will automatically increase on January 1st of each calendar year, from January 1, 2018 to January 1, 2027, in an amount equal to 5% of the total number of shares of Roku’s capital stock outstanding on the last day of the preceding year, or a lesser number of shares determined by Roku’s Board of Directors. Accordingly, on January 1, 2018, the number of shares of Class A common stock that may be issued upon the exercise of incentive stock options under the 2017 Plan increased by an additional 4,957,835 shares (or 5% of the outstanding shares of Roku’s capital stock as of December 31, 2017). In addition, following the execution of the underwriting agreement in connection with our initial public offering, the number of shares reserved for issuance under the 2017 Plan will be increased by the number of shares subject to options that expired or terminated under our 2008 Equity Incentive Plan. As a result, the shares reserved under the 2017 Plan increased by an additional 757,252 shares.

2017 Employee Stock Purchase Plan

The 2017 Employee Stock Purchase Plan (the “2017 ESPP”) of Roku provides that the total number of shares reserved for issuance under the 2017 ESPP will automatically increase on January 1st of each calendar year, from January 1, 2018 to January 1, 2027, by the lesser of (1) 1% of the total number of shares of Roku’s capital stock outstanding on the last day of the calendar month prior to the date of the automatic increase, and (2) 3,000,000 shares; provided that prior to the date of any such increase, Roku’s Board of Directors may determine that such increase will be less than the amount set forth in clauses (1) and (2). Accordingly, on January 1, 2018, the number of shares of Class A common stock reserved under the 2017 ESPP increased by an additional 991,567 shares (or 1% of the outstanding shares of Roku’s capital stock as of December 31, 2017).

These additional shares of Class A common stock are securities of the same class as other securities for which the Registration Statement on Forms S-8 (File No. 333-220701) (“Prior Form S-8”) was filed with the Securities and Exchange Commission (“Commission”) on September 28, 2017.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Roku, Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a) Roku’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 1, 2018, which contains audited financial statements for Roku’s latest fiscal year.

(b) The description of the Registrant’s Class A Common Stock which is contained in a registration statement on Form 8-A filed on September 19, 2017 (File No. 001-38211) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Form S-8 are incorporated herein by reference and made a part hereof.

ITEM 8.	EXHIBITS

Exhibit		Incorporated by Reference
Number	Description	Form	SEC File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation.	8-K	001-38211	3.1	10/3/2017

4.2	Amended and Restated Bylaws.	S-1/A	333-220318	3.4	9/18/2017

4.3	Form of Class A Common Stock Certificate.	S-1/A	333-220318	4.1	9/18/2017

5.1*	Opinion of Cooley LLP.	—	—	—	—

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).	—	—	—	—

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	—	—	—	—

24.1*	Power of Attorney (included on the signature page of this Form S-8).	—	—	—	—

99.1	Roku, Inc. 2017 Equity Incentive Plan.	S-1/A	333-220318	10.5	9/18/2017

99.2	Forms of Option Agreement and Option Grant Notice under the Roku, Inc. 2017 Equity Incentive Plan.	S-1/A	333-220318	10.6	9/18/2017

99.3	Form of Restricted Stock Unit Grant Notice and Award Agreement under the Roku, Inc. 2017 Equity Incentive Plan.	S-1/A	333-220318	10.7	9/18/2017

99.4	Roku, Inc. 2017 Employee Stock Purchase Plan.	S-1/A	333-220318	10.8	9/18/2017

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on this 1st day of March, 2018.

ROKU, INC.

By:	/s/ Steve Louden
Steve Louden
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony Wood and Steve Louden, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony Wood Anthony Wood	President, Chief Executive Officer and Chairman (Principal Executive Officer)	March 1, 2018

/s/ Steve Louden Steve Louden	Chief Financial Officer (Principal Financial and Accounting Officer)	March 1, 2018

/s/ Ravi Ahuja Ravi Ahuja	Director	March 1, 2018

/s/ Shawn Carolan Shawn Carolan	Director	March 1, 2018

/s/ Jeffrey Hastings Jeffrey Hastings	Director	March 1, 2018

/s/ Alan Henricks Alan Henricks	Director	March 1, 2018

/s/ Neil Hunt Neil Hunt	Director	March 1, 2018

/s/ Daniel Leff Daniel Leff	Director	March 1, 2018

/s/ Ray Rothrock Ray Rothrock	Director	March 1, 2018